UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CommonWealth REIT

(Name of Registrant as Specified In Its Charter)

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On March 6, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

COMMONWEALTH REIT ISSUES STATEMENT REGARDING KEITH MEISTER

Company Notes Meister’s Role in the Over-Leveraging of ADT for Corvex’s Gain
to the Detriment of Long-Term ADT Shareholder Value

Meister’s Parallel Scheme at CommonWealth REIT Should Raise Further Doubt Regarding the True Intentions of Related/Corvex

Newton, MA (March 6, 2014): CommonWealth REIT (NYSE: CWH) today issued a statement regarding the role of Keith Meister, principal of the hedge fund Corvex Management LP (“Corvex”), in significantly increasing the leverage of The ADT Corporation (NYSE: ADT) for his own benefit and to the detriment of ADT’s long-term shareholders.

The CWH Board of Trustees believes that a similar financial engineering scheme is now being pursued by Related Fund Management, LLC and Corvex (“Related/Corvex”) at CWH.  As was the case with ADT, Meister is advocating financial strategies that might provide a short term benefit for Corvex at the expense of long-term shareholder value at CWH.

In October 2012, Meister outlined his position that ADT’s stock was significantly undervalued and could be worth almost 65% more within a year if ADT followed his plan*.  Meister urged ADT to significantly increase its leverage by raising debt and to use those proceeds to repurchase shares of ADT’s common stock.  Under pressure from Meister and the threat of a costly and disruptive proxy contest, in December 2012, ADT’s board approved the repurchase of $2 billion worth of shares and added Meister to the ADT board.  In November 2013, ADT agreed to repurchase an additional 10.2 million shares of ADT stock from Corvex, as part of an agreement for Meister’s departure from the ADT Board. Corvex’s most recent 13F filing with the Securities and Exchange Commission confirms the short-term nature of Meister’s investment; as of December 31, 2013, Corvex had liquidated its entire position and owned no shares of ADT.

The ADT scheme provided Corvex with a return of approximately 20%**, while leaving the company in a significantly weaker financial position with substantially increased debt leverage and lower credit ratings.  Since Meister locked in his profits and resigned from the ADT Board less than four months ago, ADT’s stock has declined by approximately 29%.***

Adam Portnoy, Managing Trustee and President of CWH made the following statement:

“Meister’s track record of over-leveraging ADT for his own benefit while leaving shareholders ‘holding the bag’ should raise further doubt as to the purpose of Related/Corvex’s campaign to gain control of CWH.

“Meister gained a seat on the ADT Board under the threat of a proxy contest, implemented his financial engineering scheme, and then facilitated his own exit at a handsome profit, while destroying long-term value for other ADT shareholders in the process.

“As at ADT, Related/Corvex’s scheme for CWH appears to be to put as much debt as possible on the company in order to buy back shares.  Related/Corvex have also indicated that they would consider selling CWH’s best assets to fund these share repurchases.  While this strategy might provide Related/Corvex with short term gains, it would put at risk CWH’s dividends and investment grade debt ratings.  This scheme would also undermine the secure and growing cash flows sought by most REIT investors, and we believe it would threaten the viability of the company in the long-term. Once in control of CWH, Related/Corvex could execute a repeat of the ADT scheme, locking in profits and selling their CWH shares and leaving CWH shareholders to suffer the long-term costs.

“We believe his past actions make it clear that Meister is not genuinely committed to either good governance or the best interest of all CWH shareholders.”

For more information about Meister/Corvex’s investment in ADT see: “ADT loses peace of mind after Meister’s corporate raid” by Al Lewis, The Wall Street Journal, February 5, 2014, and “Why ADT Is Appalling” by Herb Greenberg, The Street, January 30, 2014.

*Calculated based on ADT’s closing stock price of $38.32 on October 24, 2012 and Meister projected ADT share price of $63/share.

**Rate of return calculated based on estimated ADT stock price when Corvex bought shares in October 2012 ($36-$38) and closing stock price of $44.01 on November 22, 2013.  Assumes dividends are reinvested on ex-date.

***Based upon closing price of $31.24/share on March 5, 2014 compared to Meister’s sale price of $44.01/share.

CommonWealth REIT is a real estate investment trust that primarily owns office properties located throughout the United States. CWH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder entitled to deliver a written revocation in connection with the consent solicitation. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media Contacts:
Joele Frank Wilkinson Brimmer Katcher
Andrew Siegel/Jonathan Keehner
212-355-4449

or

Investor Contacts:
CommonWealth REIT
Timothy Bonang, Vice President, Investor Relations
Jason Fredette, Director, Investor Relations
617-796-8222
www.cwhreit.com

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